                                                                      EXHIBIT 11
                                                                      ----------



COMPUTATION OF PROFORMA PER SHARE EARNINGS

                                           For the Years Ended             For the Nine Months Ended
                                       -----------------------------     -------------------------------
                                                 January 31,                       October 31,
                                             ------------------                -------------------
                                          1996             1995               1996             1995
                                       -------------   -------------     -------------     -------------
Net income                             $   1,131,741   $     722,210     $     585,185     $   1,149,956
                                       =============   =============     =============     =============
Proforma Average Common
  Shares Outstanding

Software Technology, Inc.
    Common stock outstanding
    at July 31, 1996                         697,320         697,320           697,320           697,320

Six for stock split upon registra-
    tion under Exigent Interna-
    tional, Inc.                                  x6              x6                x6                x6
                                       -------------   -------------     -------------     -------------

  Total Exigent International Inc.
    shares issued to Software
    Technology, Inc. shareholders'         4,183,920       4,183,920         4,183,920         4,183,920

  Exigent International, Inc.
    shares to be issued to Mono-
    genesis at registration                  300,000         300,000           300,000           300,000
                                       -------------   -------------     -------------     -------------

Total proforma common shares
    used in computaton of
    earnings per share                     4,483,920       4,483,920         4,483,920         4,483,920
                                       =============   =============     =============     =============

Proforma earnings per share            $        0.25   $        0.16     $        0.13     $        0.26
                                       =============   =============     =============     =============
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(1)  Due to the exercise price of all warrants of $3 and the fair value of
     Exigent stock at less than $3, no dilution as a result of warrants is recorded.